Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Dated August 7, 2024

Auto Industry Exchange Traded NotesTickerExchange Traded NoteCARUMAX Auto Industry 3X Leveraged ETNCARDMAX Auto Industry -3X Inverse Leveraged ETN¹ The Daily Investor Fee is a per annum number that accrues on a daily basis. ² The Daily Financing Rate & Daily Interest Rate are per annum numbers that accrue on a daily basis. The Daily Financing Rate applies to CARU and the Daily Interest Rate applies to CARD.* The Financing Spread will initially be 2.75%, but may be increased to up to 5% at our option. ** The Spread will initially be 2%, but may be increased to up to 4% at our option. OVERVIEWThe MAX Auto Industry Exchange Traded Notes (ETNs) are linked to the performance of the Prime Auto Industry Index (the "Index"). Each ETN offers investors a return based on changes in the level of the Index on a daily compounded basis, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. This fact sheet relates to two separate ETN offerings.Each ETN seeks a return on the underlying index for a single day. The ETNs are not "buy and hold" investments and should not be expected to provide its respective return of the underlying index's cumulative return for periods greater than a day.THE PRIME AUTO INDUSTRY INDEXThe Prime Auto Industry Index includes stocks of U.S.-listed companies that have operations relating to the automobile industry, including automobile manufacturing, parts and retail, and new and used car dealers. The index's underlying composition is modified liquidity weighted. More information about the index can be found at www.primeindexes.com.INDEX DETAILSIndex Name Prime Auto Industry IndexIndex TickerPCARSNTRLaunch Date12/19/2022Rebalance FrequencyMonthlyWeightingModified LiquidityNo. of Constituents21ETN DETAILSCARUCARDIntraday Indicative Note ValueCARUIVCARDIVCUSIP063679476063679468ISINUS0636794762US0636794689Daily Investor Fee10.95% per annum, accrued on a daily basis0.95% per annum, accrued on a daily basisDaily Financing / Interest Rate2Federal Reserve Bank Prime Loan Rate plus the Financing Spread of 2.75% per annum, accrued on a daily basis*US Federal Funds Effective Rate minus the Spread of 2% per annum, accrued on a daily basis**Leverage Factor+3X-3XLeverage Reset FrequencyDailyDailyExchangeNYSE ArcaNYSE ArcaIssuerBank of MontrealBank of MontrealInitial Trade Date6/27/20236/27/2023Maturity Date5/28/20435/28/2043INDEX CONSTITUENTSTickerNameWeightTickerNameWeightTSLATesla Inc12.63%RACEFerrari NV2.95%GMGeneral Motors Co11.25%ANAutoNation Inc2.26%FFord Motor Co10.79%LCIDLucid Group Inc2.19%RIVNRivian Automotive Inc7.79%LADLithia Motors Inc2.18%AZOAutoZone Inc7.53%TMToyota Motor Corp1.82%CVNACarvana Co7.53%GPIGroup 1 Automotive Inc1.24%ORLYO'Reilly Automotive Inc7.53%ABGAsbury Automotive Group Inc1.15%KMXCarMax Inc4.88%HMCHonda Motor Co Ltd1.05%GPCGenuine Parts Co4.76%FSSFederal Signal Corp0.93%AAPAdvance Auto Parts Inc4.42%PAGPenske Automotive Group Inc0.92%STLAStellantis NV4.17%As of 6/24/2024. Index weightings and constituents are subject to change.The ETNs are not insured by the FDIC, and may lose value. Continued on next page

Auto Industry Exchange Traded NotesCall Us1-877-369-5412Email Usinfo@maxetns.comVisit Uswww.MAXetns.comIMPORTANT RISK INFORMATIONBank of Montreal, the issuer of the ETNs ("Bank of Montreal" or the "Issuer"), has filed a registration statement (including certain pricing supplements, a product supplement, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") about each of the offerings to which this free writing prospectus relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, the product supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412.The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal's credit risk.Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage increases the sensitivity of your ETNs to changes in the level of the Index.The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors.The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs (as defined in the applicable pricing supplement), and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future.The Index has limited actual historical information. The Index Sponsor may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the applicable sector. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain events.Please see the "Risk Factors" section in the applicable pricing supplement. We urge you to consult with your investment, legal, tax, accounting and other advisors before you invest in the ETNs.Prime Indexes and the Index referenced herein are trademarks of Level ETF Ventures LLC (Licensor) and have been licensed for use by Bank of Montreal (Licensee). Licensee's financial products that are based on the Index are not sponsored, endorsed, sold or promoted by Licensor, and Licensor makes no representation regarding the advisability of trading in such products.Member FINRA, SIPC The ETNs are not insured by the FDIC, and may lose value.